Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Fit Boxx Holdings Limited.

We hereby consent to the incorporation by reference in the foregoing Amendment No. 7 to the form F-1 Registration Statement to SEC of Fit Boxx Holdings Limited and its subsidiaries (collectively the “Company”) of our report dated April 1, 2019, relating to our audits of the accompanying consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2018.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

February 27, 2020